Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-178701) pertaining to the 2011 Stock Option Plan of Dial Global, Inc. of our report dated March 30, 2012, with respect to the consolidated financial statements and schedule of Dial Global, Inc. in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

New York, New York
March 30, 2012